Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2021, relating to the consolidated financial statements of Kaleyra, Inc., which appears in the Annual Report on Form 10-K of Kaleyra, Inc. for the year ended December 31, 2021.

/s/ BPM LLP

San Jose, California

March 25, 2022